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          SECURITIES AND EXCHANGE COMMISSION

          Washington, D.C.  20549

          FORM 8-K

          Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

          Date of Report (Date of earliest event reported): September 12,
          1997

          Exact name of registrant as specified in its charter: T. ROWE PRICE REALTY INCOME FUND II, AMERICA S SALES-COMMISSION FREE REAL ESTATE LIMITED PARTNERSHIP

          State or other Jurisdiction of Incorporation or Organization:
          Maryland

          I.R.S. Employer Identification No.:52-1470895

          Commission File Number: 0-15575

          Address of principal executive offices: 100 East Pratt Street, Baltimore, Maryland 21202

          Registrant's telephone number, including area code: 1-800-638-
          5660

          Former name of former address, if changes since last report:
          Not Applicable


































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          Item 2.  Acquisition or Disposition of Assets.

          On September 12, 1997, T. Rowe Price Realty Income Fund II, America s Sales-Commission-Free Real Estate Limited Partnership ("the Partnership") completed the sale of all of its real property assets, constituting substantially all of its assets (the "Assets"), to Glenborough Realty Trust Incorporated, a Maryland corporation, and Glenborough Properties, L.P., a California limited partnership corporation ("Purchaser"). The sales price of $30.4 million was paid in cash. After closing costs, the net proceeds to the Partnership are expected to be approximately $30,432,000 in cash.

          A distribution of $17,660,890 ($210 per Unit) will be made on or about September 19, 1997 to Limited Partners of record as of September 12, 1997. The Partnership will be liquidated and the balance of the Partnership s net assets are expected to be distributed to the Partners before the end of 1997.

          Item 7.  Financial Statements and Exhibits

               a. Financial Statements of Business Acquired: Not applicable.

               b.   Pro Forma Financial Information

          Subsequent to this sales transaction, the Partnership will no longer have any operating properties and will enter into liquidation. The remaining assets of the Partnership consist almost exclusively of cash and short-term investments. After extinguishing the remaining liabilities of the Partnership, all such assets will be distributed to the partners in the form of cash and the Partnership will be dissolved.

          Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has daily caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   T. ROWE PRICE REALTY INCOME FUND II,
                                   AMERICA S SALES-COMMISSION-FREE REAL
                                   ESTATE LIMITED PARTNERSHIP

                                        By:  T. Rowe Price Realty Income
                                             Fund II Management, Inc., as
                                        General Partner


                                             By:  /s/Lucy B. Robins
                                                  Lucy B. Robins
                                                  Vice President